EXECUTION COPY

COMMERCIAL TERM LOAN AGREEMENT

BETWEEN

MBRO CAPITAL, LLC

AND

BONDS.COM GROUP, INC.

March 31, 2009

This Commercial Term Loan Agreement and related Disclosure Schedule have been included as an exhibit to this Annual Report on Form 10-K pursuant to SEC requirements and to provide investors and security holders with information regarding their terms. It is not intended to provide any other factual information about the Bonds.com Group, Inc. or its subsidiaries or affiliates. The representations, warranties, covenants and disclosures contained in the agreement and schedules were made only for purposes of such this agreement and as of specific dates, were solely for the benefit of the parties to this agreement, and are subject to limitations agreed upon by the contracting parties. The representations, warranties and disclosures may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the this agreement or the disclosures and should not rely on the representations, warranties, covenants or disclosures as characterizations of the actual state of facts or condition of the company, the investor or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreement, which subsequent information may or may not be fully reflected in the company’s public disclosures. Accordingly, the representations, warranties and disclosures contained in the Commercial Term Loan Agreement and related Disclosure Schedule should not be viewed or relied upon as statements of actual facts or the actual state of affairs of the company or its subsidiaries or affiliates.

Exhibits

Exhibit A	-	$1,000,000 Commercial Term Promissory Note

Schedules

Schedule 5(e)	-	Litigation

Schedule 5(v)	-	Subsidiaries and Affiliates

Schedule 6.03(a)	-	Permitted Liens

Schedule 6.03(c)	-	Permitted Debt

COMMERCIAL TERM LOAN AGREEMENT

AGREEMENT dated March 31, 2009, among BONDS.COM GROUP, INC., a Delaware corporation with an office at 1515 South Federal Highway, Suite 212, Boca Raton, Florida 33432 (the “Borrower”) and MBRO CAPITAL, LLC, a Connecticut limited liability company with an address at 991 Ponus Ridge, New Canaan, Connecticut 06840 (the “Lender”).

Recitals

A.           The Borrower has requested that the Lender extend to the Borrower a $1,000,000 term loan facility.

B.           The Borrower’s indebtedness under the foregoing facility will be secured inter alia by a pledge of four million five hundred thousand (4,500,000) shares of Common Stock of the Borrower (the “Shares”) by Siesta Capital, LLC (the “Pledgor”) pursuant to the Pledge Agreement (as defined herein).

C.           The Borrower and the Lender intend that the Pledgor’s pledge of the Shares set forth above will secure repayment of the Loan and payment and performance of all indebtedness, liabilities and obligations of the Borrower to the Lender of every kind of description, whenever and however arising.

D.           The Borrower and the Lender agree that the representations, warranties and covenants contained in this Agreement apply to the Loan.

Agreement

In consideration of the Recitals, which are incorporated by reference, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower and the Lender, intending to be bound legally, agree as follows:

I.           DEFINITIONS.

1.01           Defined Terms..01         Defined Terms.  As used herein the following terms shall have the following meanings:

(a)         "Account" shall have the meaning given to it in the Uniform Commercial Code in effect in the State of Connecticut.

(b)         "Affiliate", as applied to any Person, means any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or by contract or otherwise.

(c)         "Agreement" means this Commercial Term Loan Agreement, as the same from time to time may be amended, supplemented or modified.

(d)         “Borrower’s Counsel” means Rele & Becker LLC.

(e)         “Business Day” means a day in which commercial banks settle payments in New Canaan, Connecticut.

(f)         "Change of Control" means the transfer, sale, assignment, or pledge, in any manner whatsoever, which has the effect of transferring fifty percent (50%) or more of the voting stock of the Borrower to any Person who is not a member or stockholder (or an Affiliate of such member or stockholder) of the Borrower as of the date of this Agreement.

(g)         “Closing Date” means March 31, 2009.

(h)         “Corporate Guarantor” means Bonds.com Holdings, Inc.

(i)         "Debt" of any Person means at any date, without duplication:

(i)           all obligations of such Person for borrowed money;

(ii)           all obligations of such Person evidenced by bonds (other than performance bonds), debentures, notes or other similar instruments;

(iii)           all obligations of such Person to pay the deferred purchase price of property or services;

(iv)           all Debt of others secured by a lien on any asset of such Person whether or not such Debt is assumed by such Person; and

(vi)           all Debt of others guarantied by such Person or entity.

(j)           "Default(s)" means any of the events specified in Section 8.01 below, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

(k)           "Dollars" and "$" means lawful currency of the United States of America.

(l)           "Environmental Laws" means all present and future laws, statutes, ordinances, rules, regulations, orders, codes, licenses, permits, decrees, judgments, directives or the equivalent of or by any Governmental Authority relating to or addressing the protection of the environment or human health.

(m)           "ERISA" means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated pursuant thereto, as amended from time to time.

(n)           "Event(s) of Default" means any of the events specified in Section 8.01 below, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

(o)           “Financial Statements” has the meaning set forth in Section 5(t).

(p)           "GAAP" means generally accepted accounting principals applied in a manner consistent with that employed in the preparation of the financial statements described in Section 6.01 below.

(q)           "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

(r)           “Guaranty Agreements” means (i) the Guaranty, dated as of the date hereof, issued by Bonds.com Holdings, Inc. for the benefit of the Lender, and (ii) the Limited Guaranty, dated as of the date hereof, issued by the Pledgor for the benefit of the Lender.

(s)           "Hazardous Materials" means any material or substance that, whether by its nature or use, is now or hereafter defined as hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Laws which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental Laws, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product.

(t)           "Indebtedness" means all obligations that in accordance with GAAP should be classified as liabilities upon the Borrower’ balance sheet or to which reference should be made by footnotes thereto other than accounts payable arising in the ordinary course of business.

(u)           Intentionally Omitted.

(v)           “Lender’s Counsel” means Diserio Martin O’Connor & Castiglioni LLP.

(w)           "Lien" means any mortgage, pledge, security interest, hypothecation, assignment, encumbrance, or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction).

(x)           "Loan" means the term loan made by the Lender to the Borrower hereunder.

(y)           "Loan Document(s)" means this Agreement, the Note, the Warrant, the Pledge Agreement and all other documents or agreements executed in connection herewith, together with any amendments, supplements or modifications hereto or thereto.

(z)           “Material Adverse Effect” means (i) a material adverse effect upon the business, operations, property, profits or financial condition of the Borrower taken as a whole or (ii) a material impairment of the ability of the Borrower to perform their obligations under this Agreement or of the Lender to enforce, against the Borrower, or collect, any of the Borrower’ Obligations.

(aa)           "Maturity Date" means March 31, 2010.

(bb)           "Note" means the Commercial Term Promissory Note of even date from the Borrower to the Lender.

(cc)           "Obligations" means and includes all loans, advances, interest, indebtedness, liabilities, obligations, guaranties, covenants and duties at any time owing by the Borrower to the Lender of every kind and description, whether or not evidenced by any note or other instrument, whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including but not limited to the indebtedness, liabilities and obligations arising under this Agreement, the Note and the other Loan Documents, and all costs, expenses, fees, charges, expenses and attorneys', paralegals' and professionals' fees incurred in connection with any of the foregoing, or in any way connected with, involving or related to the preservation, enforcement, protection and defense of this Agreement, the Note, the other Loan Documents, any related agreement, document or instrument, any Lien in favor of the Lender, and the rights and remedies hereunder or thereunder.

(dd)           "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or any other juridical entity, or a government or state or any agency or political subdivision thereof.

(ee)           "Plan" means any plan of a type described in Section 4021(a) of ERISA in respect of which either Borrower is an "employer" as defined in Section 3(5) of ERISA.

(ff)           “Pledge Agreement” means the Pledge and Security Agreement of even date between Siesta Capital, LLC and the Lender.

(gg)           "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

(hh)            "Subsidiary or Subsidiaries" of any Person means any corporation or corporations of which the Person or one or more of its Subsidiaries, owns, directly or indirectly, at least a majority of the securities having ordinary voting power for the election of directors.

(ii)           “Warrant” means the Warrant of even date from the Borrower to the Lender.

1.02           Accounting Terms..02  Accounting Terms.  Except as otherwise specifically set forth in this Agreement, each accounting term used in this Agreement shall have the meaning given to it under GAAP.  Any dispute or disagreement between the Borrower and the Lender relating to the determination of GAAP shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by the written opinion with respect thereto, delivered to the Lender, of independent Accountants selected by the Borrower and approved by the Lender for the purposes of auditing the periodic financial statements of the Borrower.

II.           LOAN FACILITY.

2.01           Loan..02  Term Loan.  Subject to the terms and conditions contained in this Agreement, and relying upon the representations and warranties set forth in this Agreement, the Lender is extending to the Borrower a $1,000,000 term loan facility as evidenced by the Commercial Term Promissory Note of this date from the Borrower to the Lender, a copy of which is attached hereto as Exhibit A (the "Term Note").

2.02           Other Events.

(a)           In the event that, after the date hereof, any enactment of or change in applicable law, regulation, condition, directive or interpretation thereof (including any request, guideline or policy whether or not having the force of law and including, without limitation, Regulation D promulgated by the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) by any authority charged with the administration or interpretation thereof:

(i)           subjects the Lender to a tax with respect to any Loan (other than any tax measured by or based upon the overall net income of the Lender or any branch or office thereof, imposed by the United States of America or by any other jurisdiction in which the Lender is qualified to do business or any political subdivision or taxing authority therein); or

(ii)           changes the basis of taxation or payment to the Lender of principal of or interest on the Loan or any commitment hereunder or any other amounts payable hereunder (other than any tax measured by or based upon the overall net income of the Lender or any branch or office thereof, imposed by the United States of America or by any other jurisdiction in which the Lender is qualified to do business or any political subdivision or taxing authority therein); or

(iii)           imposes, modifies or deems applicable any reserve or deposit requirements against any assets held by, deposits with or for the account of, or loans or commitments by, an office of the Lender in connection with payments by the Lender hereunder; or

(iv)           imposes upon the Lender any other condition with respect to any amount paid or payable to or by the Lender pursuant to this Agreement;

and the result of any of the foregoing is to increase the cost to the Lender of making the payment or maintaining its commitment or to reduce the amount of the payment receivable by the Lender hereunder or to require the Lender to make the payment on or calculated by reference to the gross amount of the sum received by it pursuant hereto, in each case by an amount which the Lender in its reasonable judgment deems material, then:

(A)           the Lender shall promptly notify the Borrower in writing of the happening of such event;

(B)           the Lender shall promptly deliver to the Borrower a certificate stating the change which has occurred or the reserve requirements or other conditions which have been imposed on the Lender or the request, direction or requirement with which it has complied, together with the date thereof, the amount of such increased cost, reduction or payment and the way in which such amount has been calculated; and

(C)           the Borrower shall pay to the Lender within thirty (30) days after delivery of the certificate referred to in clause (B) above, such an amount or amounts as will reasonably compensate the Lender for such additional cost, reduction or payment.

(b)           No failure on the part of the Lender to demand compensation under subsection (a) above on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Lender to deliver any certificate in a timely manner shall in any way reduce any obligations of the Borrower to the Lender under this Section 2.02.

III.           INTEREST, TERMS AND FEES.

3.01           Interest Rate..01  Interest Rate.

(a)           Note Rate.  The Note shall bear, and the Borrower promises to pay, interest on the indebtedness on the terms and conditions set forth in the Note.

(b)           Lawful Interest.  It is the intent of the parties that the rate of interest and all other charges to the Borrower be lawful.  If for any reason the payment of a portion of interest, fees or charges as required by this Agreement would exceed the limit established by applicable law which a commercial lender such as the Lender may charge to a commercial borrower such as the Borrower, then the obligation to pay interest or charges shall automatically be reduced to such limit and, if any amounts in excess of such limits shall be paid, then such amounts shall be applied to the unpaid principal amount of the Obligations of the Borrower to the Lender or refunded so that under no circumstances shall the interest or charges required hereunder exceed the maximum rate allowed by law.

3.02         Term and Termination. Unless payment is accelerated as a result of the occurrence of an Event of Default, the Loan shall be repaid as set forth in the Note and shall be due and payable in full on the Maturity Date.

.02           Term and Termination.

3.03           Repayments..03  Repayments.  Any payments made by the Borrower to the Lender shall be credited first to late charges, costs and expenses, then to accrued and unpaid interest and then to the outstanding principal balance due in the inverse order of maturity.

3.04           Prepayments..04  Prepayments.  The Borrower may prepay any Loan, in whole or in part, subject to the terms and conditions set forth in the Note.

3.05           Intentionally Omitted.

3.06           Default Interest Rate.  Following an Event of Default, and until paid in full, outstanding principal will bear interest at a rate of five percent (5.0%) above the Note Rate as defined in the Note or the maximum allowed by law.

3.07           Manner of Payment.  Each payment and prepayment of principal and interest shall be made in U.S. Dollars, or in other immediately available funds.

IV.           CONDITIONS PRECEDENT.

The obligation of the Lender to enter into the Loan is subject to the following conditions precedent:

4.01           Loan Documents.  The Lender will have received on or before the Closing Date executed originals of the following documents, each dated as of the Closing Date, in form and substance satisfactory to the Lender:

(a)           This Agreement;

(b)           Commercial Term Promissory Note;

(c)           Guaranty Agreements;

(d)           Pledge and Security Agreement;

(e)           Warrant; and

(f)           Such other documents as the Lender or Lender’s Counsel require.

4.02           Supporting Documents.  The Lender will have received on or before the Closing Date the following supporting documents all in form and substance satisfactory to the Lender and the Lender’s Counsel in their sole discretion, reasonably exercised:

(a)           Certified copy of all corporate action taken by the Borrower and the Corporate Guarantor to authorize the execution, delivery and performance of this Agreement, the Note, the other Loan Documents, and the borrowings to be made hereunder, together with copies of each of the Borrower’s and Corporate Guarantor’s Certificate of Incorporation and By-laws, all amendments thereto, and such other papers and documents as the Lender or the Lender’s Counsel may require;

(b)           Certificate of Good Standing for the Borrower and the Corporate Guarantor, issued by the Secretary of State of the state in which each was incorporated or organized and of any state in which each Borrower is qualified to do business; and

(c)           Such other documents and information as may reasonably be required by the Lender and the Lender’s Counsel to carry out the transactions contemplated by the Loan.

V.           REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lender that:

(a)           Good Standing and Qualification.  The Borrower is a corporation, duly incorporated, validly existing and in good standing under the laws of its state of incorporation. The Borrower has all requisite company power and authority to own and operate its properties and to carry on each of its business as presently conducted and is qualified to do business as a foreign corporation in each jurisdiction wherein the character of the properties owned or leased by each of it therein or in which the transaction of its business therein makes such qualification necessary.

(b)           Corporate Authority.  The Borrower has full company power and authority to enter into and perform the obligations under this Agreement, to make the borrowings contemplated herein, to execute and deliver the Note and the other Loan Documents and to incur the obligations provided for herein and therein, all of which have been duly authorized by all necessary and proper corporate action.  No other consent or approval or the taking of any other action in respect of members or of any public authority is required as a condition to the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents.  The execution and delivery of this Agreement is for valid corporate purposes and will not violate the Borrower’s Certificate of Incorporation or By-Laws.

(c)           Stock.  The Borrower’s issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable.

(d)           Binding Agreements. This Agreement constitutes, and the Note and the other Loan Documents delivered in connection herewith shall constitute, valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

(e)           Litigation.  Except as set forth on Schedule 5(e), there are no actions, suits, proceedings or investigations pending or, to the knowledge of the officers of the Borrower, threatened against the Borrower before any court or administrative agency, which either in any case or in the aggregate, if adversely determined, would have a Material Adverse Effect, or which question the validity of this Agreement, the Note, or any of the other Loan Document, or any action to be taken in connection with the transaction contemplated hereby.

(f)           No Conflicting Law or Agreements. The execution, delivery and performance by the Borrower of this Agreement, the Note and the other Loan Documents (i) does not violate any provision of the Certificate of Incorporation or By-laws of the Borrower, (ii) does not violate any order, decree or judgment, or any provision of any statute, rule or regulation applicable to the Borrower, (iii) does not violate or conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a default under any shareholder agreement, stock preference agreement, mortgage, indenture or contract to which the Borrower is a party, or by which any of its properties are bound, and (iv) does not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of the Borrower except as contemplated herein.

(g)           Taxes.                       With respect to all taxable periods of the Borrower, the Borrower has filed all tax returns required to be filed by it and has paid all federal, state, municipal, franchise and other taxes shown on such filed returns has reserved against the same, as required by GAAP, and neither Borrower knows of any unpaid assessments against it.

(h)           Existence of Assets and Title Thereto.  The Borrower has good and marketable title to its properties and assets, including the properties and assets reflected in the financial statements referred to above.  These properties and assets are not subject to any mortgage, pledge, lien, lease, security interest, encumbrance, restriction or charge except those permitted under the terms of this Agreement (including but not limited to Section 6.03(a) hereof) and none of the foregoing prohibit or interfere with ownership of either Borrower’s assets or the operation of its business presently conducted thereon.

(i)           Regulations G, T, U and X.  The proceeds of the borrowings hereunder will not be used, directly or indirectly, for the purposes of purchasing or carrying any margin stock in contravention of Regulations G, T, U or X promulgated by the Board of Governors of the Federal Reserve System.

(j)           Compliance.  the Borrower is not in default with respect to or in violation of any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or official, or in violation of any law, statute, rule or regulation to which it or its properties is or are subject, where such default or violation would have a Material Adverse Effect.  The Borrower represents that it has not received notice of any such default from any party.  The Borrower is not in material default in the payment or performance of any of its obligations to any third parties or in the performance of any mortgage, indenture, lease, contract or other agreement to which it is a party or by which any of its assets or properties are bound.

(k)           Leases.  The Borrower enjoys quiet and undisturbed possession under all leases under which it is operating, and all such leases are valid and subsisting and neither Borrower is in default under any of its leases.

(l)           Pension Plans.  To the best of the Borrower’s knowledge, no fact, including but not limited to any "Reportable Event", as that term is defined in Section 4043 of ERISA, as the same may be amended from time to time exists in connection with any Plan of the Borrower which might constitute grounds for termination of any such Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a Trustee to administer any such Plan.  No "Prohibited Transaction" as defined by ERISA exists or will exist upon the execution and delivery of this Agreement or the performance by the parties hereto of their respective duties and obligations hereunder.  The Borrower agrees to do all acts including, but not limited to, making all contributions necessary to maintain compliance with ERISA and agrees not to terminate any such Plan in a manner or do or fail to do any act which could result in the imposition of a lien on any property of the Borrower pursuant to Section 4068 of ERISA.  The Borrower has not incurred any withdrawal liability under the Multi employer Pension Plan Amendment Act of 1980.  The Borrower does not have any unfunded liability in contravention of ERISA.

(m)           Office.  The chief executive office and principal place of business of the Borrower are as set forth in the first paragraph of this Agreement.

(n)           Intentionally Omitted.

(o)           Contingent Liabilities.  The Borrower is not a party to any suretyship, guaranty ship, or other similar type agreement, and it has not offered its endorsement (excluding endorsements of checks in the ordinary course of business) to any individual, concern, corporation or other entity or acted or failed to act in any manner which would in any way create a contingent liability that does not appear in the financial statements referred to above.

(p)           Information.  All information, financial or otherwise, provided by the Borrower to the Lender or the Lender’s agents or attorneys is materially true and accurate as of the date hereof.

(q)           Union Contracts and Pension Plans.  The Borrower is not a party to any collective bargaining, union or pension plan agreement.

(r)           Licenses.  The Borrower has all licenses, permits, approvals and other authorizations required by any government, agency or subdivision thereof, or from any licensing entity necessary for the conduct of its business, all of which the Borrower represents to be current, valid and in full force and effect, except where the failure to have such licenses, permits, approvals and authorizations would not have a Material Adverse Effect.

(s)           Intentionally Omitted.

(t)           Financial Statements.  The Borrower has delivered draft internally prepared financial statements for the period ending December 31, 2008 (the “Financial Statements”) to the Lender and such financial statements are true, complete and correct in all material respects and fairly present the financial condition of the Borrower as of the date of such statements and the results of its operations for the period then ended.  There has been no material adverse change to the Borrower’ financial condition since the date of such financial statements.

(u)           Environmental Health and Safety Laws.  The Borrower has not received any notice, order, petition, or similar document in connection with nor arising out of any violation or possible violation of any environmental health or safety law, regulation or order, and the Borrower does not know of any basis for any such violation or threat thereof for which it may become liable.

(v)           Parent, Affiliate or Subsidiary Corporations.  Except as set forth on the attached Schedule 5(v), the Borrower has no parent company/corporation and no domestic or foreign Affiliate or Subsidiary companies/corporations.

VI.           COVENANTS.

6.01           Financial Reporting..01  Financial Reporting.  The Borrower covenants and agrees that from the date hereof until payment in full of all Obligations and the termination of this Agreement, the Borrower shall furnish to the Lender the following, in conformity with GAAP.  Any material, non-public information provided hereunder is subject to the terms of a confidentiality agreement to be entered into between the Lender and the Borrower (the “Confidentiality Agreement”).

(a)           financial statements requested from time to time by the Lender, including audited annual financials if requested by the Lender;

(b)           within fifteen (15) days of filing, the federal tax returns and schedules of the Borrower and any guarantor if requested by the Lender; and

(c)           promptly upon the Lender's written request from time to time, such other material information about the financial condition and operations of the Borrower as the Lender may reasonably request.

6.02           Affirmative Covenants..02  Affirmative Covenants.  Subject to the terms of the Confidentiality Agreement, the Borrower covenants and agrees from the date hereof until payment in full of all Obligations and termination of this Agreement, the Borrower shall:

(a)              Promptly advise the Lender of the commencement of litigation or a receipt of a threat of litigation, including arbitration proceedings and any proceedings before any governmental agency, which might have an adverse effect upon the condition, financial, operating or otherwise, of the Borrower, or where the amount involved is $25,000 or more;

(b)              Continue to conduct its business as presently conducted;

(c)              Maintain its legal existence and pay all taxes before the same become delinquent;

(d)              Notify the Lender of any event causing material loss or unusual depreciation in any material asset and the amount of same;

(e)              Comply with all valid and applicable statutes, rules and regulations including, without limitation, ERISA, OSHA and all laws relating to the environment;

(f)              Give prompt written notice to Lender (but in any event within fifteen (15) days) of:

(i)              any material dispute that may arise between the Borrower and any governmental regulatory body or law enforcement;

(ii)              any labor controversy resulting or likely to result in a strike or work stoppage against the Borrower;

(iii)              any proposal by any public authority to acquire any asset or all or any portion of the business of the Borrower;

(iv)              any proposed or actual change of the Borrower's name, trade names, identities or corporate structure;

(v)              any change in its place of business or the location of assets from its present place of business and/or locations; and

(vi)              any other matter which has resulted or is reasonably expected to result in a material adverse change in the Borrower's financial condition or operations;

(g)              Intentionally Omitted;

(h)              Maintain public liability coverage against claims for personal injuries, death or property damage in an amount deemed reasonable by the Lender;

(i)              Maintain all worker's compensation, employment or similar insurance as may be required by applicable law;

(j)              Permit the Lender to enter the Borrower's premises to inspect its books and records upon reasonable notice during normal business hours;

(k)              Except for future indebtedness that matures after the Maturity Date, fully subordinate to the Loan all future indebtedness owed to (i) any guarantor, (ii) any affiliated entity of the Borrower or any guarantor, and (iii) any indebtedness arising in connection with acquisition financing, including seller notes and earn out provisions.  The Borrower shall cause all such persons to execute a subordination agreement or similar document reasonably acceptable to the Lender.  All terms and conditions relating to any future indebtedness of the Borrower must be approved in advance by the Lender, such approval not to be unreasonably withheld; and

(l)              Intentionally Omitted.

(m)            The Borrower and/or its Subsidiaries shall at all times maintain bank and/or brokerage accounts, which in the aggregate have cash and securities worth no less than $950,000.

6.03           Negative Covenants.  The Borrower covenants and agrees that, until payment is made in full of the Loan and the Note and the performance of all of their other obligations hereunder, the Borrower will not:

(a)              Liens.  Incur or permit to exist any liens or other encumbrances on any of its assets except (i) the liens set forth in Schedule 6.03(a), (ii) in favor of Lender, (iii) purchase money security interests or purchase money leases on specific items of machinery or equipment which lien or lease covers only the specific item purchased or leased and is not in excess of the purchase price or lease price thereof, as applicable, (iv) pledges or deposits in connection with or to secure worker's compensation, unemployment insurance, pensions, or other employee benefits; and in its sole discretion, (v) tax liens which are being contested in good faith and against which the Borrower has maintained reserves (bond, cash, book or otherwise) satisfactory to the Lender, nor shall the Borrower make or enter into any contract or agreement with any other lender, entity or third party the effect of which is to restrict the Borrower from granting a security interest to the Lender or otherwise creating a lien or encumbrance on any of its assets in favor of the Lender, and (vi) secured loans to the Company that mature after the Maturity Date..

(b)              Mergers; Sales of Assets.  Merge, consolidate or dispose of any material asset (whether now owned of hereafter acquired) except inventory in the ordinary course of its business as presently conducted.

(c)              Limitation on Debt.  Suffer to exist any Debt or obligation for borrowed money except for (i) the Loan, (ii) obligations permitted under Section 6.03(a) above, (iii) trade payables incurred in the ordinary course of Borrower's business, (iv) loans to Affiliates not to exceed $5,000 at any one time, (v) loans that mature after the Maturity Date, and (vi) the Debt set forth on Schedule 6.03(c).

(d)              Loans.  Except for draws or advances made to salespersons in the ordinary course of business and loans to the Corporate Guarantor, make any loans or advances to any members, stockholders, managers, Subsidiaries, directors, employees, affiliated or unaffiliated companies owned by the principals of the Borrower, or any third party without the Lender’s prior written consent.

(e)              Affiliates and Subsidiaries.  Form or dispose of any Subsidiary or Affiliate, or be a party to any transaction with any Subsidiary or Affiliate (including, without limitation, transactions involving the purchase, sale or exchange of property, the rendering of services or the sale of stock) except in the ordinary course of business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's-length transaction with a person other than a Subsidiary or an Affiliate.

(f)              Acquisitions.  Acquire the assets or stock of any other Person without the Lender’s prior written consent.

(g)              ERISA.  With respect to ERISA, engage in any "prohibited transaction", incur any "accumulated funding deficiency", terminate any pension plan so as to create any lien on any asset of Borrower, or otherwise not be in full compliance.

(h)              Redemption.  Issue, sell, redeem or repurchase any stock or membership interest, as the case may be, prior to full repayment of the debt owed to the Lender without the prior written consent of the Lender.

(i)              Change Name or Location.  Change its name or its principal place of business from that set forth above or change the nature of its business from that conducted on the date hereof.

(j)              Change of Control.  Suffer a Change of Control.

(k)              Material Change.  Make or consent to a material change in its ownership or in its method of accounting (including, without limitation, the basis of application of generally accepted accounting principles) or in its tax elections under the Internal Revenue Code, as applicable.

VII.                      INTENTIONALLY OMITTED

VIII.                      DEFAULT.

8.01           Events of Default.  The Obligations shall, at the option of the Lender, become immediately due and payable without notice or demand unless otherwise provided herein upon the occurrence of any of the following events (collectively, "Events of Default" and individually, an "Event of Default"):

(a)           failure of the Borrower to make timely payment of any installment of principal or interest or any other Obligation arising under this Agreement, the Note or the other Loan Documents;

(b)           breach of any covenant, representation or warranty contained herein, or the Borrower’s or any guarantor’s failure to perform any act, duty or obligation as required by this Agreement or any of the other Loan Documents after ten (10) days written notice from the Lender;

(c)           the making by the Borrower of any material misrepresentation of a material fact to the Lender;

(d)           insolvency (failure of the Borrower or Corporate Guarantor to pay its debts as they mature) of the Borrower or Corporate Guarantor, or business failure, appointment of a receiver or custodian, or assignment for the benefit of creditors or the commencement of any proceedings under any bankruptcy or insolvency law by or against the Borrower or Corporate Guarantor for the Obligations; appointment of a committee of creditors or liquidating banks, or offering of a composition or extension to creditors by, for the Borrower or Corporate Guarantor; however, if an involuntary bankruptcy petition is filed, an Event of Default shall occur if the petition is not dismissed within sixty (60) days of filing;

(e)           the loss, renovation or failure to renew any license and/or permit now held or hereafter acquired by the Borrower which has a Material Adverse Effect which has not been cured within thirty (30) days of such loss, renovation or failure to renew;

(f)           a default, after any applicable notice and cure period, in any other Loan Document or other agreements between the Lender and the Borrower;

(g)           dissolution of the Borrower or Corporate Guarantor;

(h)           failure by Borrower to pay or perform any other Indebtedness in excess of $25,000 when due, or if any such other Indebtedness shall be accelerated, or if there shall exist any default (after giving effect to any applicable notice and cure periods) under any instrument, document or agreement governing, evidencing or securing such other Indebtedness in excess of $25,000; or

(i)           a material adverse change in the condition, financial or otherwise, of the Borrower as determined by the Lender in its reasonable discretion.

The Borrower expressly waives any presentment, demand, protest, notice of protest or other notice of any kind.  The Lender may proceed to enforce the rights of the Lender whether by suit in equity or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement, the Note or any other Loan Documents, or in aid of the exercise of any power granted in either this Agreement, the Note or the other Loan Documents, or it may proceed to obtain judgment or any other relief whatsoever appropriate to the enforcement of such rights, or proceed to enforce any legal or equitable right which the Lender may have by reason of the occurrence of any Event of Default hereunder.

8.02           Intentionally Omitted.

8.03           Rights and Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, the Lender has all rights and remedies under law and at equity.  Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 8.01(i) above, the Borrower will have thirty (30) days to pay the Loan in full together with all accrued but unpaid interest and all reasonable costs and expenses of collection prior to the Lender’s exercise of its rights under Section ___ of the Warrant.

(b)           The Lender and any person acting as its attorney hereunder shall not be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except for bad faith and willful misconduct.  The Borrower agrees that the powers granted under this Section 8.03, being coupled with an interest, shall be irrevocable so long as any Obligation remains unsatisfied.  Notwithstanding the foregoing, it is understood that the Lender is under no duty to take any of the foregoing actions and that after having made demand upon the Account debtors of the Borrower for payment, the Lender shall have no further duty as to the collection or protection of Accounts or any income therefrom and no further duty to preserve any rights pertaining thereto, other than the safe custody thereof.

8.04           Intentionally Omitted.

8.05           Intentionally Omitted.

8.06           Cumulative Remedies. The enumeration of the Lender's rights and remedies set forth in this Article is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and shall be in addition to any other right or remedy given hereunder or under any other agreement between the parties or which may now or hereafter exist in law or at equity or by suit or otherwise.  No delay or failure to take action on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any event of default.  No course of dealing between the Borrower and the Lender or their employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any default.

IX.           MISCELLANEOUS.

9.01           Expenses.  Whether or not the transaction herein contemplated shall be consummated, the Borrower agrees to pay all out-of-pocket expenses (including reasonable fees and expenses of the Lender's counsel) of the Lender incurred in connection with the preparation of this Agreement, the Note, the other Loan Documents and any amendments or supplements hereto and thereto, incidental to the collection of monies due hereunder or under the Note or the other Loan Documents and/or the enforcement of the rights (including the protection thereof) of the Lender under any provisions of this Agreement, and the Note and the other Loan Documents.

9.02           Set-off. Upon the occurrence of any Event of Default and while such Event of Default is continuing, the Borrower gives the Lender a lien and right of setoff for all the Obligations upon and against all its deposits, credits, collateral and property now or hereafter in the possession or control of the Lender or in transit to it.  The Lender may, upon demand or the occurrence of any Event of Default and while such Event of Default is continuing, apply or set off the same, or any part thereof, to any Obligations of the Borrower to the Lender.

9.03           Covenants to Survive, Binding Agreement. All covenants, agreements, warranties and representations made herein, in the Note, in the other Loan Documents, and in all certificates or other documents of the Borrower shall survive the advances of money made by the Lender to the Borrower hereunder and the delivery of the Note, and the other Loan Documents.  All such covenants, agreements, warranties and representations shall be binding upon and inure to the benefit of the Lender and its successors and assigns, whether or not so expressed.

9.04           Cross-Collateralization.  All collateral which the Lender may at any time acquire from the Borrower or from any other source in connection with Obligations arising under this Agreement and the other Loan Documents shall constitute collateral for each and every Obligation, without apportionment or designation as to particular Obligations.  All Obligations, however and whenever incurred, shall be secured by all collateral however and wherever acquired.  The Lender shall have the right, in its sole discretion, to determine the order in which the Lender's rights in or remedies against any collateral are to be exercised and which type of collateral or which portions of collateral are to be proceeded against and the order of application of proceeds of collateral as against particular Obligations.

9.05           Cross-Default. The Loan shall be cross-defaulted with all future financing accommodations extended or to be extended by the Lender to the Borrower so that a default under any Loan to the Borrower shall be an Event of Default hereunder and under all of the other loans extended by the Lender.

9.06           Amendments and Waivers.  This Agreement, the Note, the other Loan Documents, and any term, covenant or condition hereof or thereof may not be changed, waived, discharged, modified or terminated except by a writing executed by the parties hereto or thereto.  The failure on the part of the Lender to exercise, or the Lender's delay in exercising, any right, remedy or power hereunder or under the Note or the other Loan Documents shall not preclude any other or future exercise thereof, or the exercise of any other right, remedy or power.

9.07           Notices. All notices, requests, consents, demands and other communications hereunder shall be in writing and shall be mailed by registered or certified first class mail or delivered by an overnight courier to the respective parties to this Agreement as follows:

If to the Borrower:	Bonds.com Group, Inc.
1515 South Federal Highway
Suite 12
Boca Raton, Florida 33432
Attention: Chief Executive Officer

With a copy to:	Rele & Becker LLC
555 Eighth Avenue
Suite 1703
New York, New York 10018
Attention: David Becker, Esq.

If to the Lender:	MBRO Capital, LLC
991 Ponus Ridge
New Canaan, Connecticut 06840
Attention: William P. Mahoney

With a copy to:	Diserio Martin O'Connor & Castiglioni LLP
One Atlantic Street
Stamford, Connecticut 06901
Attention: Kevin T. Katske, Esq.

9.08           Transfer of Interest. The Borrower agrees that the Lender, in its sole discretion and upon prior written notice to the Borrower, may freely sell, assign or otherwise transfer participations, portions, co-lender interests or other interests in all or any portion of the indebtedness, liabilities or obligations arising in connection with or in any way related to the financing transactions of which this Agreement is a part.  In the event of any such transfer, the transferee may, in the Lender's sole discretion, have and enforce all the rights, remedies and privileges of the Lender.  Subject to the terms of the Confidentiality Agreement, the Borrower consents to the release by the Lender to any potential transferee of any and all information including, without limitation, financial information pertaining to the Borrower as the Lender, in its sole discretion, may deem appropriate.  If such transferee so participates with the Lender in making loans or advances hereunder or under any other agreement between the Lender and the Borrower, the Borrower grants to such transferee and such transferee shall have and is hereby given a continuing lien and security interest in any money, securities or other property of the Borrower in the custody or possession of such transferee, including the right of set off, to the extent of such transferee's participation in the Obligations, in each case subject to the terms and provisions of this Agreement as if such transferee were the Lender.

9.09           Section Headings, Severability, Entire Agreement.  Section and subsection headings have been inserted herein for convenience of the Lender only and shall not be construed as part of this Agreement.  Every provision of this Agreement, the Notes and the other Loan Documents is intended to be severable; if any term or provision of this Agreement, the Notes, the other Loan Documents, or any other document delivered in connection herewith shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby.  All Exhibits and Schedules to this Agreement shall be deemed to be part of this Agreement.  This Agreement, the other Loan Documents, and the Exhibits and Schedules attached hereto and thereto embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings relating to the subject matter hereof unless otherwise specifically reaffirmed or restated herein.

9.10           Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which, when so executed and delivered shall be an original, and it shall not be necessary when making proof of this Agreement to produce or account for more than one counterpart.

9.11           Governing Law; Consent to Jurisdiction.  This Agreement, the Note and the other Loan Documents and all rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Connecticut (excluding the laws applicable to conflicts or choice of law).  THE MAKER AGREES THAT ANY SUCH SUIT FOR THE ENFORCEMENT OF THIS NOTE, THE LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF CONNECTICUT OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE MAKER BY MAIL AT THE ADDRESS SET FORTH IN THIS NOTE. THE MAKER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.  If the Holder brings an action in New York all instruments will be considered “instruments for the payment of money only” pursuant to CPLR 3213.

9.12           Uniform Commercial Code.The Lender shall have all the applicable rights and remedies of a secured party under the Uniform Commercial Code, as enacted in Connecticut, as amended.

9.13           Further Assurances.  At the request of the Lender, the Borrower agrees that at its expense, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that the Lender may request, to enable the Lender to exercise and enforce its rights and remedies hereunder.

9.14           Prejudgment Remedy Waiver; Waivers.  THE BORROWER ACKNOWLEDGES THAT THE LOAN EVIDENCED HEREBY IS A COMMERCIAL TRANSACTION AND WAIVES THEIR RIGHT TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE LENDER MAY DESIRE TO USE, AND FURTHER WAIVE DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF ANY RENEWALS OR EXTENSIONS.  THE BORROWER ALSO WAIVES THE RIGHT UNDER CHAPTER 903a OF THE GENERAL STATUTES TO REQUEST THAT THE LENDER POST A BOND.  THE BORROWER ALSO WAIVES IN ANY ACTION, SUIT OR PROCEEDING BROUGHT BY THE LENDER THE RIGHT TO ASSERT WITH REGARD TO THIS AGREEMENT, ANY OFFSETS OR COUNTERCLAIMS, EXCEPT COMPULSORY COUNTERCLAIMS, IT MIGHT HAVE.  THE BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

9.15           Jury Trial Waiver.  THE BORROWER WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS AGREEMENT IS A PART OR THE ENFORCEMENT OF ANY OF THE LENDER'S RIGHTS.  THE BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Commercial Term Loan Agreement as of the date first written above.

Signed in the presence of:

BONDS.COM GROUP, INC.

By:	/S/ John J. Barry IV
Name: John J. Barry IV
Title: Chief Executive Officer

MBRO CAPITAL, LLC

By:	/S/ William P. Mahoney
Name: William P. Mahoney
Title: Managing Member

Exhibit A

$1,000,000 COMMERCIAL TERM PROMISSORY NOTE

DISCLOSURE SCHEDULE TO THE COMMERCIAL TERM LOAN AGREEMENT DATED AS OF MARCH 31, 2009 AMONG BONDS.COM GROUP, INC. AND MBRO CAPITAL LLC.

The inclusion of any information on Schedules contained herein (the “Schedules”) to the Loan Agreement (the “Agreement”) shall not be deemed to be an admission or acknowledgment by Bonds.com Group, Inc. or its subsidiaries (collectively, the “Company”) that such information is material to, or outside the ordinary course of business of, the Company.  Nothing herein constitutes an admission of liability or obligation of the Company or an admission against the Company’s interest.  All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

This Commercial Term Loan Agreement and related Disclosure Schedule have been included as an exhibit to this Annual Report on Form 10-K pursuant to SEC requirements and to provide investors and security holders with information regarding their terms. It is not intended to provide any other factual information about the Bonds.com Group, Inc. or its subsidiaries or affiliates. The representations, warranties, covenants and disclosures contained in the agreement and schedules were made only for purposes of such this agreement and as of specific dates, were solely for the benefit of the parties to this agreement, and are subject to limitations agreed upon by the contracting parties. The representations, warranties and disclosures may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the this agreement or the disclosures and should not rely on the representations, warranties, covenants or disclosures as characterizations of the actual state of facts or condition of the company, the investor or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreement, which subsequent information may or may not be fully reflected in the company’s public disclosures. Accordingly, the representations, warranties and disclosures contained in the Commercial Term Loan Agreement and related Disclosure Schedule should not be viewed or relied upon as statements of actual facts or the actual state of affairs of the company or its subsidiaries or affiliates.

Schedule 5(e)

LITIGATION

On February 21, 2008, a complaint was filed against the Company in the Superior Court of New Jersey by Z6 Solutions, Inc. (“Z6”) under an alleged breach of contract, asserting a claim for a sum of approximately $50,000 for damages plus interest and all costs including attorney’s fees. The Company believes the claim is without merit and plans to defend the case accordingly.

On September 2, 2008, a complaint was filed against the Company and certain of its subsidiaries in the Circuit Court of the 15th Circuit in and for Palm Beach County, Florida by William Bass, under an alleged breach of contract arising from the Company’s termination of Mr. Bass’ Employment Agreement with the Company.  In connection with such claim, Mr. Bass has also threatened to file a complaint with the Equal Employment  Opportunity Commission and the Florida Department of Labor.  The Company believes the claim is without merit and plans to defend the claim accordingly.

On October 20, 2008, the Corporation learned that Mr. Bass filed a complaint against the Corporation with the  the Broward County Florida Office of Equal Opportunity Civil Rights Division alleging discrimination as a result of mental disability.  This complaint was transferred to the United States Equal Employment Opportunity Commission.  The complaint filed alleges discrimination under the American with Disabilities Act of 1990 and the Florida Civil Rights Act. The Corporation believes that such complaint is without merit.   On January 30, 2009, the EEOC dismissed and issued a Notice of Right to Sue concerning this complaint.

On January 12, 2009, the Corporation learned that Duncan-Williams, Inc. filed a complaint against the Company and its subsidiaries in the United States District Court for the Western District of Tennessee, Western Division, under an alleged breach of contract arising from the Company’s previous relationship with Duncan-Williams, Inc.  It is the Company’s position that such relationship was in fact terminated by the Company on account of Duncan-William’s breach and bad faith and thus the Company believes the claim is without merit and plans to defend the claim accordingly. On February 20, 2009, the Corporation filed a motion to dismiss the complaint.

Schedule 5(v)

SUBSIDIARIES AND AFFILIATES

Bonds.com Holdings, Inc. (wholly-owned)
Bonds.com., Inc. (wholly-owned)
Insight Capital Management, LLC. (wholly-owned)

Schedule 6.03(a)

PERMITTED LIENS

Holder	Principal	Issuance Date	Interest Rate	Maturity	Other Relevant Provisions	Security
Valhalla Investments	$400,000	April 24, 2008	9%	April 30, 2009		Secured against domain name bonds.com
September Private Placement	$2,440,636	September 24, 2008 through January 30, 2009	10%	September 24, 2010
Convertible into common stock anytime prior to maturity at a price of $0.375/share. The Company expects that these notes will eventually be converted. One large investor has already discussed the possibility of doing so prior to maturity
						Secured against all assets of Company and subsidiaries (other then Bonds.com, Inc.)

Schedule 6.03(c)

PERMITTED DEBT

Holder	Principal	Issuance Date	Interest Rate	Maturity	Other Relevant Provisions	Security
Keating Investments, LLC	$250,000	December 12, 2007	10%	December 31, 2009. However, monthly payments of $7,500 beginning at end of April and full acceleration if we having a financing of more then $5,000,000		unsecured
John Barry III	$250,000	January 29, 2008	10% through 12/31/09 15% there after	December 31, 2008. Extended to April 15, 2010	Note was amended on or about March 24, 2009	unsecured
Valhalla Investments	$400,000	April 24, 2008	9%	April 30, 2009		Secured against domain name bonds.com
September Private Placement	$2,440,636	September 24, 2008 through January 30, 2009	10%	September 24, 2010
Convertible into common stock anytime prior to maturity at a price of $0.375/share. The Company expects that these notes will eventually be converted. One large investor has already discussed the possibility of doing so prior to maturity
						Secured against all assets of Company and subsidiaries (other then Bonds.com, Inc.)